EXHIBIT 99.3


                                      PROXY

                         SPECIAL MEETING OF SHAREHOLDERS
                            OF ASPEN BANCSHARES, INC.

                                ___________, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                  The undersigned hereby appoints Morton A. Heller and Charles
B. Israel, and each of them, as proxies of the undersigned to vote as designated below on behalf of the undersigned as a holder of Aspen Common Stock and to vote as designated below all shares of the common capital stock of Aspen Bancshares, Inc. (the "Aspen Common Stock") that the undersigned held of record on ___________, 1997, which the undersigned is entitled to vote, at the special meeting of shareholders to be held ___________, 1997, or at any postponement or adjournment thereof, for the purpose of considering and acting on the proposal to approve the Agreement and Plan of Reorganization dated November 19, 1996 as amended on March 11, 1997 (the "Plan of Reorganization"), between Zions Bancorporation ("Zions") and Aspen Bancshares, Inc. ("Aspen") which provides for the merger of Aspen into Zions, and the conversion of each outstanding share of Aspen Common Stock into the right to receive that number of shares of Zions Common Stock calculated by dividing the Purchase Price (as defined in the Plan of Reorganization) of $73,000,000 plus certain accretions by the Average Closing Price of Zions Common Stock (as defined in and made subject to certain upper and lower thresholds by the Plan of Reorganization) and by further dividing the number so reached by the sum of the total number of shares of Aspen Common Stock issued and outstanding as of the Effective Date of the Plan of Reorganization and the option equivalent number (as defined). Each Proxy shall have full power of substitution. Approval of the Plan of Reorganization requires the affirmative vote of a majority of the outstanding shares of Aspen Common Stock. The act by a majority of the Proxies or their substitutes present at the meeting shall control; however, if only one proxy be present, that one shall have all powers hereunder.

The Directors recommend a vote FOR Proposal 1.

    1.  Approval of the Plan of Reorganization.

           [ ] FOR                  [ ] AGAINST               [ ] ABSTAIN

    2. The Proxies, in their discretion, are authorized to vote on such other business as may properly come before the meeting.

       When properly completed, this proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the approval of the Plan of Reorganization.



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                           (Each person whose name is on the Aspen Common Stock
                           certifi cate should sign below in the same manner in which such person's name appears. If signing as a fiduciary, give title.)


                                 Signature




                                 Printed Name


                                 Dated:
                                        ----------------------------
                                        Please date, sign,
                                        and return promptly